UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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The Corporate Executive Board Company

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THE CORPORATE EXECUTIVE BOARD COMPANY
1919 North Lynn Street
Arlington, Virginia 22209
(571) 303-4080

Dear Stockholders:

On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of The Corporate Executive Board Company (the “Company”) to be held at our offices at 1919 North Lynn Street, Arlington, Virginia, 22209 on June 11, 2009, at 9:00 a.m. local time.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to complete, sign, date and promptly return the enclosed proxy card in the envelope provided.

Sincerely,

Thomas L. Monahan III
Chairman and Chief Executive Officer

THE CORPORATE EXECUTIVE BOARD COMPANY
1919 North Lynn Street
Arlington, Virginia 22209
(571) 303-4080

April 30, 2009

Dear Stockholders:

We are notifying you that the Annual Meeting of Stockholders (the “Meeting”) of The Corporate Executive Board Company will be held at our offices at 1919 North Lynn Street, Arlington, Virginia, 22209 on June 11, 2009, at 9:00 a.m. local time. Only stockholders of record at the close of business on April 16, 2009 are entitled to vote at the Meeting. At the Meeting, we will ask stockholders to act on the following matters:

1.	Election of directors from among the nominees named in the attached Proxy Statement.

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2009.

3.	Transaction of any other business that is properly presented at the Meeting.

Each of these matters is described in more detail in the enclosed Proxy Statement. We have also enclosed a copy of our Annual Report for the year ended December 31, 2008. Please use this opportunity to take part in The Corporate Executive Board Company’s affairs by voting your shares.

Whether or not you plan to attend the Meeting, please complete the enclosed proxy card and return it in the envelope provided.

Sincerely,

Pamela J. Auerbach
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2009:

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT:
http://www.exbd.com/proxy

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Information About the Meeting, Voting and Proxies	1
PROPOSAL NUMBER 1 Election of Directors from Among the Nominees Named in the Attached Proxy Statement	3
PROPOSAL NUMBER 2 Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2009	5
Corporate Governance Matters	5
Audit Committee Report	10
Security Ownership of Certain Beneficial Owners and Management	11
Executive Officers	12
Compensation Discussion and Analysis	13
Compensation Committee Report	22
Executive Compensation:
Summary Compensation Table for 2008, 2007, and 2006	23
Grants of Plan-Based Awards in 2008	24
Outstanding Equity Awards at December 31, 2008	25
Option Exercises and Stock Vested in 2008	26
Nonqualified Deferred Compensation for 2008	26
Potential Payments Upon Termination of Employment or a Change of Control	27
Other Matters	30

PROXY STATEMENT

Information About the Meeting, Voting and Proxies

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2009:

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT: http://www.exbd.com/proxy

Date, Time and Place of Meeting

The Board of Directors of The Corporate Executive Board Company (the “Company”) is asking for your proxy for use at the Annual Meeting of Stockholders (the “Meeting”) of the Company, to be held at our principal executive offices at 1919 North Lynn Street, Arlington, Virginia 22209 on June 11, 2009, at 9:00 a.m. local time, and at any adjournment or postponement of the Meeting. We are initially mailing this Proxy Statement and proxy card to stockholders of the Company on or about April 30, 2009.

Record Date, Outstanding Shares and Quorum

Only holders of record of our common stock at the close of business on April 16, 2009 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had 34,083,214 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold or abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that the seven nominees with the most votes will be elected. Approval of Proposal Number 2 (ratification of independent registered public accounting firm) requires the affirmative vote of a majority of the total votes cast on the proposal (either in person or by proxy). In accordance with Delaware law, abstentions and broker non-votes are not considered votes cast and, therefore, will not affect the outcome of the vote on these matters.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company (the “Board”) for use at the Meeting. You can submit your proxy card by mailing it in the envelope provided. If your proxy card is properly completed and received, and if it is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal Number 1 below and in favor of ratification of our independent registered public accounting firm in Proposal Number 2. To our knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Expenses of Solicitation

We will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and our 2008 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

Revocation of Proxies

If you submit the enclosed proxy card, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to Pamela J. Auerbach, Corporate Secretary, The Corporate Executive Board Company, 1919 North Lynn Street, Arlington, Virginia 22209, and must be received before the time that the proxy you wish to revoke is voted at the Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, prior to the Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

PROPOSAL NUMBER 1

Election of Directors

Our Board currently has eight members.

The Nominating and Corporate Governance Committee has recommended as nominees for reelection to the Board all of the current directors other than Mr. Robert C. Hall. The Nominating and Corporate Governance Committee determined, after discussion with Mr. Hall, who, at the Board’s request, has continued to serve as a director for two years since reaching the retirement age contained in the Company’s Corporate Governance Principles, not to nominate Mr. Hall for reelection. Mr. Hall will retire from the Board at the conclusion of his current term. The Board has approved this recommended slate of seven nominees and also has approved a reduction in the size of the Board to seven members, to be effective immediately prior to the Company’s Annual Meeting on June 11, 2009.

Vote Required for Approval

Directors will be elected by the affirmative vote of a plurality of the shares present at the Meeting and entitled to vote on the election of directors, which means that the seven nominees who receive the most votes will be elected.

Directors/Nominees

The following table shows the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next Annual Meeting of Stockholders or until a successor is named and qualified.

			Director
Name of Director/Nominee	Age	Principal Occupation	Since

Thomas L. Monahan III	42	Chairman and Chief Executive Officer of the Company	2001
Gregor S. Bailar	46	Former Chief Information Officer of Capital One, Inc.	2007
Stephen M. Carter	55	Chief Executive Officer and President of Superior Essex, Inc.	2007
Gordon J. Coburn	45	Chief Financial and Operating Officer of Cognizant Technology Solutions, Inc.	2007
Nancy J. Karch	61	Director Emeritus, McKinsey & Company	2001
David W. Kenny	47	Managing Partner of VivaKi	1999
Daniel O. Leemon	55	Retired Executive Vice President and Chief Strategy Officer of Charles Schwab Corporation	2003

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

Thomas L. Monahan III has been Chairman of the Board since January 1, 2008, Chief Executive Officer since July 1, 2005 and a director since June 2001. From 2001 until 2005, Mr. Monahan served as the Company’s General Manager, Corporate Practice; from 1998 until 2001, Mr. Monahan served as Executive Director, Research; and from 1996 until 1997, Mr. Monahan served in similar capacities with The Advisory Board Company, from which the Company spun-off in 1998. Prior to 1996, Mr. Monahan served as a senior consultant for the Deloitte & Touche Consulting Group, a director at the Committee for Economic Development and a staff consultant at Andersen Consulting. Mr. Monahan received a B.A. from Harvard University and an M.B.A. from New York University.

Gregor S. Bailar has been a director since July 2007.  From 2001 until his retirement in 2007, Mr. Bailar was the Chief Information Officer of Capital One Financial Corporation (“Capital One”), a commercial bank and financial services corporation. Prior to joining Capital One, Mr. Bailar served as Chief Information Officer and Executive Vice President for Operations and Technology for the National Association of Securities Dealers/The NASDAQ Stock Market, from 1998 until 2001. He also serves on the board of directors for Endurance Specialty Holdings, Inc. and Digitas. Mr. Bailar received a degree in Electrical Engineering and Computer Science from Dartmouth College.

Stephen M. Carter has been a director since July 2007.  Mr. Carter has been the Chief Executive Officer of Superior Essex Inc., a wire and cable manufacturer, since 2003 and President since 2004. Mr. Carter was a consultant from 2002 until 2003. From 2000 until 2002, Mr. Carter was President and Chief Executive Officer of Cingular Wireless, a provider of wireless services. Mr. Carter served in various positions with SBC Communications (now AT&T Inc.) and its predecessor company, Southwestern Bell, including President and Chief Executive

Officer of SBC Wireless, President of SBC Strategic and Special Markets and President/Chief Executive Officer of Southwestern Bell Telecom. Mr. Carter received a Masters degree from the City University, London and is qualified as a Fellow of the Chartered Institute of Management Accountants.

Gordon J. Coburn has been a director since November 2007. Mr. Coburn has been the Chief Financial Officer and Treasurer of Cognizant Technology Solutions Corporation (“Cognizant”), a provider of custom information technology consulting and technology services as well as outsourcing services, since 1998 and the Chief Operating Officer since 2007. Mr. Coburn served as Executive Vice President of Cognizant from 2003 through 2006, as Senior Vice President from 1999 to 2003 and as Vice President from 1996 to 1999. Mr. Coburn served as Senior Director — Group Finance & Operations for Cognizant from 1996 to 1997. From 1990 to 1996, Mr. Coburn held key financial positions with The Dun & Bradstreet Corporation. Mr. Coburn serves on the Board of Directors of ICT Group, Inc. and the Information Technology Association of America. Mr. Coburn received a B.A. from Wesleyan University and an M.B.A degree from the Amos Tuck School at Dartmouth College.

Robert C. Hall has been a director since February 1999. As noted above, Mr. Hall will not be standing for reelection, and will retire from the Board at the conclusion of his current term. Mr. Hall was the Chairman of Harborside Plus, Inc., a financial services company, from 2004 to 2005. From 2001 to 2004, Mr. Hall served as the President and Chief Executive Officer of Harborside Plus, Inc. From 1995 until his retirement in 1999, Mr. Hall served as the Vice President of The Thomson Corporation, a publicly held information publishing company. From 1990 to 1995, Mr. Hall was the Chief Executive Officer of Thomson Information and Publishing Group, a division of The Thomson Corporation. From 1985 to 1990, Mr. Hall was the President of Thomson Financial Services Group, another publishing division of The Thomson Corporation. Mr. Hall received a B.S. from Iowa State University.

Nancy J. Karch has been a director since October 2001. Ms. Karch was a senior partner of McKinsey & Company (“McKinsey”) from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is Director Emeritus, McKinsey and serves as a director of Liz Claiborne, Inc., apparel marketers; Genworth Financial, Inc. a provider of insurance and investment services; and Mastercard Incorporated, a payment-solutions company. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University and an M.B.A. from Harvard Business School.

David W. Kenny has been a director since February 1999. Mr. Kenny is the Managing Partner of VivaKi, a wholly owned subsidiary of Publicis Groupe, a communication services company. Prior to this role, Mr. Kenny was the Chief Executive Officer of Digitas, Inc. from 1997 to 2008. Publicis Groupe acquired Digitas, Inc. in 2007. From 1988 to 1997, Mr. Kenny held a number of executive positions with Bain & Company, an independent consulting firm. Mr. Kenny is a Membre du Directoire of Publicis Groupe, S.A. and a director of Akamai Technologies, Inc. Mr. Kenny received a B.S. from the General Motors Institute and an M.B.A. from Harvard Business School.

Daniel O. Leemon has been a director since October 2003. From 1995 through his retirement in 2004, he was Executive Vice President and Chief Strategy Officer of the Charles Schwab Corporation (“Schwab”), a financial services provider, as well as a member of that company’s Executive Committee. Prior to Schwab, Mr. Leemon held numerous executive positions with The Boston Consulting Group, an independent consulting firm. Prior to The Boston Consulting Group, Mr. Leemon held senior management positions with several consumer goods and retail companies. Mr. Leemon received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

PROPOSAL NUMBER 2

Ratification of the Appointment of Ernst & Young LLP
as our Independent Registered Public Accounting Firm for the Year Ended December 31, 2009

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements and the audit of the Company’s internal control over financial reporting for the year ended December 31, 2009. As a matter of good corporate governance, we are asking stockholders to ratify this selection. If the stockholders fail to ratify the selection of Ernst & Young LLP, that fact will be taken under advisement by the Audit Committee in determining whether to retain Ernst & Young LLP and whether to select them in future years. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Vote Required for Approval

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2009 requires the affirmative vote of a majority of the votes cast.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ended December 31, 2009.

Independent Registered Public Accounting Firm’s Fees and Services

Fees paid to our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2008	2007

Audit fees	$467,000	$433,000
Audit-related fees	23,000	22,000
Tax fees	114,000	89,000
All other fees	—	—

Total	$604,000	$544,000

Audit Fees:  Audit fees were for professional services rendered for the audit of our annual consolidated financial statements, the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, and services in connection with our statutory and regulatory filings. Also included are fees associated with the audit of the Company’s internal control over financial reporting, and consent procedures.

Audit-Related Fees:  Audit related fees were for a benefit plan audit.

Tax Fees:  Tax fees were for services related to tax compliance, consulting and planning services.

All Other Fees:  We did not incur fees for any services, other than the fees disclosed above relating to audit, audit-related and tax services.

Corporate Governance Matters

Director Independence

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following non-employee directors is an “independent director,” as such term is defined in the Marketplace Rules of the NASDAQ Stock Market: Messrs. Bailar, Carter, Coburn, Hall, Kenny and Leemon, and Ms. Karch. The definition of “independent director” included in the NASDAQ Stock Market Marketplace Rules includes a series of objective tests, such as, that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. Consistent with the Company’s Corporate Governance Principles, the Board’s determination of independence is made in accordance with the NASDAQ Stock Market Marketplace Rules, as the Board has not adopted any supplemental independence standards. As required by the Marketplace Rules, the Board has made a subjective determination with respect to each director as to whether any relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment by that director in carrying out the responsibilities of a director, regardless of whether the director otherwise satisfies the published objective independence tests included in the definition of “independent director” in the Marketplace Rules.

In assessing independence, the Board considered that Messrs. Carter, Coburn, and Kenny are executive officers of organizations that have memberships with the Company, but none of those organizations paid more than $200,000 to the Company during any of the past three years. The Board also determined that those organizations’ membership relationships with the Company would not interfere with the exercise of independent judgment by the involved directors in carrying out their respective responsibilities as directors. Specifically, the Board considered that Mr. Carter is an executive officer of Superior Essex, which is one of the Company’s members. In 2006, 2007, and 2008, sales to Superior Essex amounted to less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues. The Board also considered that Mr. Coburn is an executive officer of Cognizant Technology, which is one of the Company’s members. In 2006, 2007, and 2008, sales to Cognizant Technology amounted to less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues. In the case of Mr. Kenny, the Board considered that Mr. Kenny is the Managing Partner of VivaKi, a director of Publicis Group, and a director of Akamai Technology, each of which is a member of the Company. In 2006, 2007, and 2008, sales to each of these companies amounted to less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues.

The Committee also determined that the relationships between organizations for which Mr. Bailar, Mr. Leemon, and Ms. Karch serve as directors, and the Company, were not prohibited by any of the objective independence standards included in the NASDAQ Stock Market Marketplace Rules and do not constitute relationships with the Company that would interfere with the exercise of independent judgment by the involved directors in carrying out their respective responsibilities as directors. The fees received from each of these companies represented significantly less than the greater of $200,000 or 5% of the Company’s revenues for the year ended December 31, 2008. Mr. Bailar serves as a director of Digitas and Endurance Specialty Holdings, both of which are members of the Company. In 2006, 2007, and 2008, sales to each of Digitas and Endurance Specialty Holdings amounted to less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues. Messrs. Hall and Leemon do not serve as director of a company that is a member of the Company. Ms. Karch serves as a director of Liz Claiborne, Genworth Financial, and Mastercard, each of which is a member of the Company. In 2006, 2007, and 2008, sales to each of those companies amounted to less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues.

Board of Directors Meetings and Committees

In 2008, the Board met eleven times and took action by unanimous written consent on a number of occasions. As set forth in the Company’s Corporate Governance Principles, the Board meets in regularly scheduled executive sessions at least four times per year. These sessions, which are attended only by the Board’s independent directors, are chaired by the chair of the Nominating and Corporate Governance Committee. Directors are expected to attend Board meetings and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. In 2008, each director attended 75% or more of the regular and special meetings of the Board and of the committees on which he or she served that were held during his or her term of office.

The Board has three standing committees — the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each committee is governed by a charter adopted by the Board, copies of which are available on the Company’s website at http//www.executiveboard.com/ by following the link to “Investors” and then to “Corporate Governance.” The Nominating and Corporate Governance Committee, in consultation with the other committees, periodically reviews the committee charters and, when deemed necessary or appropriate, recommends revisions of the committee charters to the full Board for its review and approval. In 2008, the Company amended and restated the charter of each of the Audit, Nominating and Corporate Governance, and Compensation Committees to take account of recent developments in corporate governance and current best practices.

Audit Committee.  The Audit Committee, among other things, is directly responsible for:

•	appointing, approving the compensation of and overseeing the work of the independent registered public accounting firm;

•	approving, in advance, audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm and management our internal controls;

•	reviewing the adequacy of our accounting and financial controls as reported by management and the independent registered public accounting firm; and

•	overseeing our financial compliance system.

The Board has determined that each member of the Audit Committee is independent within the meaning of such term as contained in The NASDAQ Stock Market Marketplace Rules, as currently in effect, and the Board also has determined that each member of the Audit Committee meets the heightened independence criteria applicable to audit committee members under SEC rules and the Marketplace Rules of The NASDAQ Stock Market. The Audit Committee met eight times in 2008. The Board has determined that all of the Company’s Audit Committee members are financially literate and has determined that Mr. Hall and Mr. Coburn meet the qualifications of a Financial Expert under SEC rules, see “Directors/Nominees” for a description of Mr. Coburn’s experience as a Chief Financial Officer. Mr. Hall is not standing for reelection when his current term expires and will not continue as a director, or member of the Audit Committee, following the Annual Meeting. Mr. Coburn will replace Mr. Hall as the Audit Committee “financial expert.”

In 2008, members of the Audit Committee consisted of Mr. Bailar, Mr. Coburn, Mr. Hall and Ms. Karch. Mr. Hall served as chair through February 2009, at which time Mr. Bailar was appointed chair by unanimous vote of the Board.

Compensation Committee.  The Compensation Committee, among other things:

•	reviews and makes recommendations to the Board with respect to the compensation of the Chairman and Chief Executive Officer and the directors;

•	establishes the compensation for other executive officers; and

•	administers and oversees stock-based compensation plans.

The Board has determined that each of the members of the Compensation Committee is independent within the meaning of such term as contained in The NASDAQ Stock Market Marketplace Rules, as currently in effect. For additional information regarding the Compensation Committee’s procedures for setting compensation of our executive officers, see “Compensation Discussion and Analysis.” The Compensation Committee met five times in 2008.

In 2008, members consisted of Mr. Carter, Mr. Kenny and Mr. Leemon. Mr. Kenny served as chair of the committee through May, at which time Mr. Leemon was appointed chair by unanimous vote of the Board.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, among other things:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding promotion and succession issues;

•	annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates and recommends changes to the Company’s Corporate Governance Principles;

•	recommends to the Board individuals to be elected to fill vacancies and newly created directorships; and

•	oversees the Company’s compliance program, including the Code of Conduct.

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of such term as contained in The NASDAQ Stock Market Marketplace Rules, as currently in effect. The Nominating and Corporate Governance Committee met six times in 2008.

In 2008, membership of the Nominating and Corporate Governance Committee consisted of Mr. Coburn, Mr. Hall, Ms. Karch and Mr. Leemon. Ms. Karch serves as chair of the committee.

Compensation of the Board

The Compensation Committee recommends to the Board director compensation under the Company’s equity compensation plans and determines any other arrangements as the Compensation Committee determines to be appropriate. Each non-employee director receives an initial grant of 30,000 stock appreciation rights (“SARs”) upon election. In March 2008, non-employee directors received a grant of 7,251 SARs with a grant date fair value of approximately $52,500 and 1,435 restricted stock units (“RSUs”) with a grant date fair value of approximately $55,000. The SARs require mandatory net share settlement and therefore represent the right to receive, upon exercise, a number of shares with a value equal to the excess of the fair market value of the number of shares subject to the SARs on the date of exercise over the exercise price. In addition, non-employee directors received a $25,000 annual retainer for their services in 2008. Directors who are employees of the Company do not receive additional compensation for Board service. Compensation paid to Mr. Monahan in his capacity as an officer in 2008 is described in the “Summary Compensation Table.”

	Fees Earned
	or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)

Gregor S. Bailar	25,000	10,818	118,060	153,878
Stephen M. Carter	25,000	10,818	118,060	153,878
Gordon J. Coburn	25,000	10,818	112,950	148,768
Robert C. Hall(3)	25,000	71,302	94,943	191,245
Nancy J. Karch	25,000	36,746	66,357	128,103
David W. Kenny	25,000	36,746	66,357	128,103
Daniel O. Leemon	25,000	36,746	66,357	128,103

(1)	Amounts reflect the compensation cost for RSUs recognized in 2008 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123(R)”), excluding assumptions for forfeitures. The Company does not pay dividend equivalents on unvested RSUs. The aggregate number of RSUs held at December 31, 2008 was as follows: Mr. Bailar (1,435), Mr. Carter (1,435), Mr. Coburn (1,435), Mr. Hall (2,247), Ms. Karch (2,247), Mr. Kenny (2,247), and Mr. Leemon (2,247).

(2)	Amounts reflect the compensation cost for SARs and stock options recognized in 2008 for financial statement purposes in accordance with FAS 123(R), excluding assumptions for forfeitures. The aggregate number of SARs and options held by the non-employee directors at December 31, 2008 was as follows: Mr. Bailar (37,251), Mr. Carter (37,251), Mr. Coburn (37,251), Mr. Hall (17,065), Ms. Karch (53,065), Mr. Kenny (68,065), and Mr. Leemon (96,305).

(3)	Amounts reported for Mr. Hall’s equity compensation reflect the accelerated recognition of the fair value of his equity awards due to his achievement of retirement age.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, and its process for considering such recommendations is no different than its process for screening and evaluating candidates suggested by directors, management of the Company, or third parties. The Company’s bylaws require that any such recommendation should be submitted in writing to the Secretary of the Company not less than 45 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders, except that if the date of the Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the previous year’s Annual Meeting of Stockholders, then to be timely, a stockholder’s recommendation must be delivered to the Secretary not later than the close of business on the tenth day following the day on which a public announcement with respect to the date of such meeting is first made by the Company. If mailed, such notice shall be deemed to have been given when received by the Secretary. A stockholder’s recommendation of a nominee for election as a director also must include the information specified in our bylaws.

The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. The Board seeks to include directors with diverse experience in areas relevant to the Company’s business. The Company also seeks directors with the highest standards of ethics and integrity, sound business judgment and the willingness to make a strong commitment to the Company and its success. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Additional Corporate Governance Information

The “Investors” link on the Company’s website at http//www.executiveboard.com contains additional information on the Company’s corporate governance practices, under the heading “Corporate Governance.” The website includes the Corporate Governance Principles adopted by our Board, information on the number of directors who attended the Company’s most recent Annual Meeting and a copy of The Corporate Executive Board Company Code of Ethics for Directors, Officers and Employees. To the extent permitted by SEC rules and the Marketplace Rules of The NASDAQ Stock Market, we intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics at this location on our website. The Company does not have a written policy on director attendance at the Company’s Annual Meetings of Stockholders.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate which director(s) or group of directors for which the communication is intended.

You should identify your communication as being from a stockholder of The Corporate Executive Board Company. The Corporate Secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the requested member or members of the Board. The Corporate Secretary will review all communications from our stockholders, and communications relevant to our business and operations (as determined by the Corporate Secretary) will be forwarded to the requested member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

In addition, interested persons can alert the Audit Committee to conduct that raises concerns about financial or audit matters by leaving a voicemail on the Company’s Ethics Hotline at 1-800-863-2614.

Board Committee Approval Policies

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, subject to a $50,000 limitation per engagement, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

Certain Relationships and Related Party Transactions

The charter of the Audit Committee provides that the Audit Committee will review and approve all related party transactions that are required to be reported under Item 404 of Regulation S-K. This includes transactions in which the Company was or is to be a participant, any of the Company’s executive officers, directors or greater than five percent stockholders, or any members of their immediate families, has a material interest and the amount involved exceeds $120,000. As of the date of this Proxy Statement, there have been no related party transactions since January 1, 2008. The Company’s Code of Conduct, which applies to all officers, directors and employees of the Company, requires the avoidance of conflicts of interest, including related party transactions, and reiterates that transactions involving officers and directors and their family members are subject to review and approval of the Audit Committee.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the registered public accounting firm engaged to prepare or issue an audit report on the consolidated financial statements of the Company and an audit report on the Company’s internal control over financial reporting, and such other duties as directed by the Board. The Audit Committee also meets periodically with the Company’s independent registered public accounting firm, separately, without members of management present. Management has the primary responsibility for preparing the consolidated financial statements and implementing the Company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

The Audit Committee has worked actively with management and the independent registered public accounting firm to oversee the Company’s restatement of its 2008 consolidated financial statements related to rent expense for the Company’s Arlington, Virginia headquarters and an adjustment to increase the fourth quarter impairment loss related to intangible assets. In connection with the restatement, the Audit Committee met with management, the Company’s independent registered public accounting firm, and its internal auditor to receive and assess reports on the restatement. The Audit Committee continues to work with management, the Company’s independent registered public accounting firm, and its internal auditor to review and assess the steps taken by management to remediate the Company’s internal control processes and procedures and to prevent a reoccurrence of the circumstances that resulted in the need to restate the Company’s 2008 consolidated financial statements.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2008 and management’s maintenance of, and its assessment of the effectiveness of, internal control over financial reporting as of December 31, 2008. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or superseded (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with the Independent Registered Public Accounting Firm its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2008 and that the restated audited financial statements for the year ended December 31, 2008 be included in Amendment No. 1 to the Company’s Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

Gregor S. Bailar, Chair
Gordon J. Coburn
Robert C. Hall
Nancy J. Karch

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at April 16, 2009 by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (“NEO”) (as defined in the sections of this Proxy Statement entitled “Executive Officers” and “Compensation Discussion and Analysis”) (iii) each director or director nominee and (iv) all current directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner, each NEO, and director nominee is The Corporate Executive Board Company, 1919 North Lynn Street, Arlington, Virginia 22209.

Directors and Executive Officers

	Amount and Nature of
	Beneficial Ownership(1)(2)(3)		Total Equity Stake(4)
Name of Beneficial Owner	Number	Percent	Number	Percent

Thomas L. Monahan III	316,249	*	380,872	1.1%
Gregor S. Bailar	359	*	11,004	*
Stephen M. Carter	1,359	*	12,004	*
Gordon J. Coburn	359	*	11,004	*
Robert C. Hall	7,127	*	18,268	*
Nancy J. Karch	43,127	*	54,268	*
David W. Kenny	66,514	*	77,655	*
Daniel O. Leemon	86,367	*	97,508	*
Joyce Liu(5)	—	—	12,569	*
Melody L. Jones	30,469	*	74,802	*
Glenn P. Tobin	112,731	*	112,731	*
Timothy R. Yost(5)	10,070	*	10,070	*
All current directors and executive officers as a group (12 people)	674,731	1.9%	872,755	2.5%

*	Indicates ownership of less than 1%.

(1)	Unless indicated, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power.

(2)	Beneficial ownership includes all stock options, SARs and RSUs held by a stockholder that are currently exercisable or exercisable within 60 days of April 16, 2009 (which would be June 15, 2009) as follows: Mr. Monahan, 268,594 shares; Mr. Bailar, 359 shares; Mr. Carter, 359 shares; Mr. Coburn, 359 shares; Mr. Hall, 5,359 shares; Ms. Karch, 41,359 shares; Mr. Kenny, 56,359 shares; Mr. Leemon, 84,599 shares; Ms. Liu, 0 shares; Ms. Jones, 27,500 shares; Mr. Tobin, 106,250 shares; Mr. Yost, 0 shares; and all current directors and executive officers as a group, 591,097 shares.

(3)	Beneficial ownership for SARs is calculated as the number of shares for which the SAR could be settled based on the common stock’s price on April 16, 2009.

(4)	The Total Equity Stake column indicates the number of shares owned assuming the exercise of all stock options, SARs and RSUs, whether vested or unvested, without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to stock options, SARs and RSUs are deemed to be outstanding, whether vested or unvested and without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days. Total Equity Stake for SARs is calculated as the number of shares for which the SAR would be settled if fully exercisable based on the common stock’s price on April 16, 2009.

(5)	Mr. Yost’s employment with the Company concluded in September 2008 at which time Ms. Liu was appointed interim Chief Financial Officer.

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at December 31, 2008 by each person known to the Company to own more than 5% of the Company’s common stock.

Beneficial Owners

	Amount and Nature of
	Beneficial Ownership
Name of Beneficial Owner	Number	Percent

Morgan Stanley(1)	6,867,310	20.2%
Capital World Investors(2)	4,166,730	12.2%
T. Rowe Price Associates, Inc.(3)	2,200,070	6.4%

(1)	Based solely upon Amendment No. 5 to Schedule 13G filed on February 17, 2009. This holder has sole voting power and sole dispositive power over 6,596,608 and 6,867,310 of these shares, respectively; and shared voting power and shared dispositive power over 414 and zero of these shares, respectively. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(2)	Based solely upon Amendment No. 2 to Schedule 13G filed on February 13, 2009. This holder has sole voting power and sole dispositive power over 498,030 and 4,166,730 of these shares, respectively; and shared voting power and shared dispositive power over zero of these shares, respectively. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(3)	Based solely upon Amendment No. 1 to Schedule 13G filed on February 12, 2009. This holder has sole voting power and sole dispositive power over 618,070 and 2,200,070 of these shares, respectively; and shared voting power and shared dispositive power over zero of these shares, respectively. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

Executive Officers

The following table shows the Company’s named executive officers at December 31, 2008:

			Officer
Name of Officer	Age	Position	Since

Thomas L. Monahan III	42	Chief Executive Officer	2001
Joyce Liu	40	Interim Chief Financial Officer	2008
Melody L. Jones	49	Chief Human Resources Officer	2005
Glenn P. Tobin	47	General Manager	2006
Richard S. Lindahl(1)	45	Chief Financial Officer	2009

(1) Mr. Lindahl will become a NEO effective May 18, 2009.

Thomas L. Monahan III’s business experience is listed in the section titled “Directors/Nominees.”

Joyce Liu has been our Interim Chief Financial Officer since September 2008. On April 28, 2009, Ms. Liu announced that she will be returning to her position as Managing Director, Financial Planning and Analysis, effective May 18, 2009. Prior to serving as Interim Chief Financial Officer, Ms. Liu served as the Managing Director — Financial Planning and Analysis since March 2008 and as Managing Director of New Business Development from October 2007 through March 2008. From 2002 to 2005, Ms. Liu held the position of Senior Director — Financial Planning and Analysis. Before re-joining the Company in 2007, Ms. Liu served as Vice President of Finance at U.S. Foodservice, Inc., a foodservice distributor. At U.S. Foodservice, Ms. Liu’s primary responsibilities included reporting and analyzing operational performance and financial information of the business, managing the Company’s budgeting/forecasting process, and assisting the Chief Financial Officer and Executive team in making informed business decisions. Ms. Liu received a B.A. from Zhongshan University and an M.B.A from the University of Maryland.

Melody L. Jones has been our Chief Human Resources Officer since joining the Company in December 2005. From 2002 to December 2005, Ms. Jones served as Vice President and Global Director of Human Resources at T. Rowe Price, an investment management firm. From 1997 to 2002, Ms. Jones held various positions of increasing responsibility at Aon Corporation, serving most recently as Aon’s Chief Human Resources Officer. Prior to that,

Ms. Jones held management positions at Organizational Dynamics, Inc., The Hawthorne Group and Citigroup Mortgage, Inc. Ms. Jones received a B.A. and M.F.A. from Southern Illinois University.

Glenn P. Tobin was a General Manager from March 2006 until his resignation from the Company in March 2009. Mr. Tobin joined the Company in 2004 as Executive Director, Information Technology Practice. He added responsibilities for managing the Company’s Information Technology, Legal, and Middle Market practices. From 2003 to 2004, Mr. Tobin served as Executive Vice President and Chief Operating Officer of Cerner Corporation, a healthcare information technology solutions provider, and Chief Executive Officer of Cerner, United Kingdom. From 1998 to 2003, Mr. Tobin served as Cerner’s Executive Vice President and Chief Operating Officer. From 1991 to 1998, Mr. Tobin held various positions at McKinsey & Company. Mr. Tobin received a B.S. from Kansas State University and an M.S. and Ph.D. from Harvard University.

Richard S. Lindahl will become our Chief Financial Officer effective May 18, 2009. From 2006 until 2008, Mr. Lindahl served as Senior Vice President and Treasurer, and from 2005 to 2006, he served as Vice President and Treasurer, of Sprint Nextel Corporation. From 1997 until 2005, Mr. Lindahl served in various positions, including as Treasurer and in Planning and Analysis roles, at Nextel Communications, Inc. Prior to joining Nextel Communications, from 1995 until 1997, Mr. Lindahl held the position of Vice President, Finance, at Pocket Communications, Inc. Before 1995, Mr. Lindahl held various positions at MCI Communications, Deloitte & Touche, and Casher Associates. Mr. Lindahl holds a B.A. from Dartmouth College and an M.B.A. from the University of Virginia.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and shareholders who own more than 10% of the Company’s stock, to file forms with the SEC to report their ownership of the Company’s stock and any changes in ownership. The Company assists its directors and executives by identifying reportable transactions of which it is aware and preparing and filing the forms on their behalf. All persons required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filings in 2008 were filed on a timely basis, except reports filed on behalf of Mr. Hall, Ms. Karch, Mr. Kenny, Mr. Leemon, Ms. Jones, Mr. Monahan, Mr. Yost and Mr. Tobin for restricted stock units that vested on March 14, 2008 for which the transactions were reported on Form 4’s filed on April 8, 2008.

Compensation Discussion and Analysis

Overview

This section provides information regarding the compensation and benefit programs for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and our other two executive officers who served in 2008. Together, these individuals comprise the Company’s “named executive officers” (“NEOs”). We have included a discussion and analysis of information regarding, among other things, our compensation philosophy, the overall objectives of our compensation program, and each element of compensation.

Compensation Philosophy

Our compensation philosophy is designed to support our key objective of creating value for our shareholders by increasing both revenue and profit over the long term. The Compensation Committee of our Board (the “Committee”), comprised of independent directors, is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs. The Committee acts pursuant to a charter that has been approved by our Board.

The Committee has worked with the Company’s CEO and Chief Human Resources Officer (“CHRO”) to design compensation programs that encourage high performance, promote accountability, and ensure that executive interests are aligned with the interests of our shareholders.

The primary objectives of our executive compensation policies are to:

•	Create shareholder value by aligning executive compensation to long-term Company performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Balance the focus on short- vs. longer-term performance objectives through an appropriate mix of annual incentive (cash bonus) and longer-term (equity participation) compensation.

Guiding Principles

The design of our specific programs is based upon the following guiding principles:

Performance

We believe that the best way to accomplish alignment of compensation plans with the interests of the executives who participate in them is to link compensation directly to both individual and Company performance. Equity-based compensation has regularly represented a significant portion of total compensation. With options and stock appreciation rights, executives only benefit if the Company’s stock price appreciates from the grant date of the award. Additionally, our annual bonus plan rewards the achievement of specific financial and strategic objectives that are tied to individual and Company performance and are critical to our ongoing success.

In February 2009, our compensation consultant, Watson Wyatt, prepared a pay-for-performance analysis in which it compared the Company’s executives’ ratio of total realizable compensation to total compensation opportunity in the 2005 to 2007 period against a comparator group of companies established in 2008, which is discussed below in “Competitiveness and Comparator Group.” Based on four performance measures (earnings per share, free cash flow growth, return on invested capital and operating income after depreciation growth), Watson Wyatt concluded that the Company performed at the 45th percentile of the peer group. However, based on total shareholder return over this period, the Company only performed at the 15th percentile of the peer group. Despite the Company’s operating performance in the middle of the peer group, the Company’s level of realizable compensation compared to the compensation opportunity was the lowest of all seventeen companies in the peer group. We believe that this result demonstrates the Company’s commitment to align the compensation program for our executives with the interests of our shareholders. However, we also recognize the importance of retaining superior talent to achieve the Company’s operating performance objectives. As a result, in connection with the award of 2008 bonuses, we made certain adjustments to the annual bonus plan, as discussed below in “Elements of Total Compensation — Non-Equity Incentive Compensation,” and we are implementing certain changes to the 2009 compensation program, which are discussed below in “2009 Compensation Program.”

Moreover, total compensation in 2008 declined for all of our NEO positions compared to 2007, including a decline of approximately $976,000 for our CEO. “Actual total compensation” is defined as the total compensation reported in the Summary Compensation Table, replacing the amounts reported in the Stock Awards and Option Awards columns of the Summary Compensation Table with the full grant date fair value of all stock awards and option awards made in each of 2008 and 2007, respectively, as reported in the Grants of Plan-Based Awards tables.

Competitiveness and Comparator Group

In 2007, in connection with its evaluation of 2007 compensation and its setting of 2008 compensation, the Committee instructed the CHRO to engage Watson Wyatt to identify a peer group for the Company that is closely aligned with our specific business characteristics, while maintaining an appropriate size-of-revenue framework. This peer group consisted of First Consulting Group Inc., FTI Consulting Inc., Huron Consulting Group Inc., ICF International Inc., Inventiv Health Inc., LECG Corporation, Maximus Inc., and Navigant Consulting Inc. In 2008, Watson Wyatt worked with the Company to expand the peer group to include a more comprehensive list of companies with which the Company competes for talent in the consulting, professional services, and information services industries. As a result, the following companies were added to the peer group: Advisory Board Company, Factset Research Systems Inc., First Advantage Corp., Forrester Research Inc., Gartner Inc., Heidrick & Struggles International Inc., IHS Inc., Interactive Data Corp., Morningstar Inc. and Watson Wyatt Worldwide Inc. First Consulting Group, Inc. was removed from the peer group since it has ceased to be a public company.

In 2007, Watson Wyatt analyzed competitive compensation levels for comparable executive positions in the peer group, using proxy data, and also compiled published survey data from various sources, focusing on companies in the services and professional services industry with revenue similar to the Company. In 2008, with a more expansive peer group, Watson Wyatt focused on proxy data from the peer group rather than survey data. The market analyses by Watson Wyatt in both 2007 and 2008 examined base salary, total cash compensation and total direct compensation, which includes equity-based components of compensation. These market assessments confirmed that, in the aggregate, the Company’s total direct compensation opportunity for its NEOs is generally competitive with the 50th percentile of the peer group. Although the Committee does not target a specific pay-out for any element of compensation or for overall compensation, market data is used by the Committee to confirm that the Company’s compensation program is competitive with its peers in order to attract superior talent.

Cost

Compensation and benefit programs are designed to be cost effective while still ensuring that the interests of our employees are maintained. While paying competitive cash and stock-based compensation, we do not offer expensive post-employment programs and provide few perquisites or other personal benefits.

The Annual Compensation Process

In conducting its annual compensation review in February 2009, the Committee considered quantitative and qualitative performance results; the Company’s overall need to attract, retain and motivate its executive team; and, the total cost of compensation programs. The Committee reviews performance results presented by management in determining annual bonus awards for the prior year, as well as in establishing the appropriate aggregate and individual compensation levels for the current year.

In 2008, the Committee worked with management in the compensation review process as follows:

•	Develop performance measures: Our CEO and CHRO identified appropriate performance measures and recommended performance objectives that were used to determine annual and long-term awards.

•	Compile benchmark data: With the approval of the Committee, we engaged Watson Wyatt to prepare benchmarking and competitive data with respect to 2008 compensation. The Committee utilized this information in connection with establishing NEO compensation at its February 2008 and February 2009 meetings.

•	Develop compensation recommendations: Based on Company and individual performance data, the CEO and CHRO prepared specific compensation recommendations for the NEOs (other than the CEO and CHRO) regarding base salary, annual incentive bonus and equity grants, and presented these recommendations to the Committee. The CEO prepared recommendations for the CHRO. The Committee reviewed these recommendations against Company and individual performance, and made modifications as deemed appropriate. For CEO compensation, the Committee met in closed session to determine recommendations for base salary, annual incentive bonus, and equity award grant. These recommendations were developed with no input from the CEO, and took into account overall firm performance, personal performance against objectives, Board and staff member feedback, and compensation benchmarking data provided by external sources. Committee recommendations were then reviewed and approved by all independent directors of the Board, in closed session without the CEO present.

Elements of Total Compensation

The compensation package for our NEOs in 2008 consisted primarily of four components: base salary, a potential cash bonus under our Annual Incentive Plan, equity participation in the form of both SARs and RSUs, and other benefits. Each component is designed to achieve a specific purpose and to contribute to a total compensation package that is competitive, performance-based, and valued by our executives.

Base Salary

Base salaries are designed to attract and retain highly-qualified executives, as well as to reward them based upon their performance at levels competitive with peer companies. The CEO recommends officer salary levels (other than for himself) to the Committee for approval based upon responsibility and individual performance, market salary data, and internal equity considerations. The Committee makes CEO salary recommendations to the independent members of the Board for approval based upon Company and individual performance and market salary data.

When determining base salary increases or decreases, the Committee or the independent members of the Board (in the case of the CEO) consider these recommendations and its own evaluation of overall Company performance, the individual’s scope of responsibility, relevant career experience, past and future contributions to the Company’s success, and competitive compensation data for peer group companies provided by Watson Wyatt. The Committee does not use a scientific formula or methodology to determine increases and decreases, and no one factor is weighted more heavily than another. Although the Committee does not have a specific benchmark, the goal of the CEO and Committee is to ensure that total compensation packages (including base salaries of the NEOs) generally remain competitive with at least the 50th percentile when compared to peer group companies. The Watson Wyatt analysis prepared in February 2008 showed that base pay for the NEOs overall was in the range of the 50th to 75th percentile of the peer group, based upon proxy data. Because this assessment demonstrated that the base salaries offered by the Company were competitive, the Committee determined that no NEO would receive a base salary increase in excess of 5%. Keeping in mind the market salary data, the Committee used its judgment and experience in reviewing all of the relevant factors and made a final determination regarding the base salaries for each of the NEOs in 2008 as follows (with the percentage increase or decrease in parenthesis from base salaries in 2007): Mr. Monahan — $630,000 (5.0%), Mr. Yost — $410,000 (2.5%), Ms. Jones — $450,000 (4.7%) and Mr. Tobin — $475,000 (0%). Mr. Yost resigned as CFO effective September 5, 2008, and Ms. Joyce Liu became interim CFO at that time at an annual base salary of $275,000.

The Watson Wyatt analysis prepared in February 2009 demonstrated that base pay for the NEOs overall in 2008 remained within the 50th to 75th percentile range when compared to comparator companies’ proxy data.

For our CEO, the target bonus opportunity under our annual bonus plan is 110% of the amount of cash compensation that is provided in the form of salary. This weighting reflects our guiding principle that a substantial amount of his total compensation should be tied to Company and individual performance goals.

Non-Equity Incentive Compensation

The Committee reviews and approves annual performance goals for the CEO, CFO, and all other executive officers. Annual Company-level performance goals serve both to motivate executives as well as to increase shareholder returns by focusing executive performance on the attainment of those goals identified as having a positive impact on our short- and long-term business results.

In 2008, the Committee established an annual bonus plan for NEOs based upon pre-determined financial, operational and human capital objectives for the Company overall, or for the executive’s area of responsibility. Each executive had an assortment of objectives that were established at the beginning of the year and reviewed with the executive.

“Financial objectives” are defined as those that are related to financial outcomes, and include both overall firm financial outcomes (in the case of the CEO and CFO) as well as individual financial outcomes in specific areas of responsibility (in the case of the CHRO and General Manager). Representative objectives in the financial category include: revenue and contract value growth; effective budget forecasting and reporting processes; and, renewal and penetration rate increases.

“Operational objectives” are defined as those that are related to core operational processes of the Company, and include both current business processes as well as strategic acquisition and integration objectives. Representative objectives in the operational category include: specific new business development objectives; successful upgrading and implementation of certain technology platforms; product innovations; and, potential acquisitions.

“Human capital objectives” are defined as those that are related to the effective management of the talent base of the Company. Representative objectives in the category of human capital objectives include: succession planning for certain key management positions; recruiting and retention goals; and, preparing certain key employees for leadership positions in specific business lines.

For the CEO, the Committee makes the recommendation for the annual bonus award to the independent members of the Board for approval. For the NEOs and other executives, the CEO recommends annual bonus awards to the Committee for approval. The following table summarizes the number of specific individual objectives and a breakdown of the percentage contribution to the overall individual bonus used by the Committee to evaluate individual performance for each NEO in 2008:

	Financial	Operational	Human Capital
	Objectives (# and	Objectives (# and	Objectives (# and
	Percentage	Percentage	Percentage
Name	Weighting)	Weighting)	Weighting)

Thomas L. Monahan III	6 and 50%	6 and 35%	3 and 15%
Joyce Liu	4 and 50%	4 and 35%	3 and 15%
Timothy R. Yost	5 and 50%	5 and 35%	1 and 15%
Melody L. Jones	1 and 20%	4 and 25%	4 and 55%
Glenn P. Tobin	3 and 50%	4 and 25%	6 and 25%

In 2007 and 2008, the target and actual bonus awards for the CEO and other NEOs were as follows (in dollars):

	2007	2007	2008	2008
	Target Bonus	Actual Bonus	Target Bonus	Actual Bonus

Thomas L. Monahan III	660,000	150,000	693,000	315,000
Joyce Liu(1)	—	—	137,500	137,500
Timothy R. Yost(1)	200,000	75,000	205,000	—
Melody L. Jones	215,000	100,000	225,000	337,500
Glenn P. Tobin	237,500	45,000	237,500	120,000

(1)	Mr. Yost’s employment with the Company concluded in September 2008 and he was not paid an annual bonus for 2008. Ms. Liu became interim CFO in September 2008.

The Committee assesses how each executive officer has performed, relative to the executive’s individual performance goals, to determine the amount of the incentive pay-out. The performance assessment of each executive officer includes a qualitative and quantitative review. For 2008, the Committee designed the annual bonus plan for NEOs to provide competitive incentive compensation at a target incentive payout percentage of 110% of base salary for the CEO and of 50% of base salary for the other NEOs. Although all of our NEOs have substantial compensation at risk based upon performance, the CEO’s at-risk pay is the highest based upon the Company’s view that the CEO’s responsibilities and decisions will have the greatest impact upon Company performance and, as a result, shareholder value.

In 2008, the Committee determined that it would be appropriate to adjust certain key components of the Company’s annual bonus program. Historically, total cash compensation was a less significant component of overall compensation for our executives. In 2007, the Committee determined that it was in the best interests of the shareholders, in order to appropriately retain and motivate our leadership group, to begin to shift the mix of total compensation to have a greater proportion of the total be represented by cash (as compared to equity). This change, which will be phased in over the 2008 and 2009 performance years, is intended to achieve total compensation packages for executives that remain competitive with the 50th percentile at peer-group companies. For 2008, there were two primary operational adjustments made to the incentive component of executive compensation. First, the aggregate bonus pool funding available to NEOs was increased when compared to 2007, in order to provide enough total dollars to implement our philosophy of shifting the mix of total compensation to a greater proportion in total cash. Although Contract Value declined to $487 million at December 31, 2008 as compared to $526 million at December 31, 2007, the available cash pool for bonuses to be awarded to NEOs and other senior leadership positions increased in 2008 compared to 2007. Second, we rationalized the grading scale used to calibrate an executive’s performance against his or her objectives. Specifically, the grading scale was adjusted, when compared to the 2007 grading scale, to enable the Committee to award target-level compensation for at-target performance. Applying these changes, annual cash bonuses were larger in 2008 compared to 2007. The second phase of the implementation of this change in approach is discussed below, under “2009 Compensation Program;” this phase will adjust upward the target pay-outs for executive performance.

Each NEO’s actual 2008 bonus represented the following percentage of base salary: Mr. Monahan — 50% (target 110%), Ms. Liu — 50% (target 50%), Ms. Jones — 75% (target 50%) and Mr. Tobin — 25% (target 50%).

The firm did not meet its Contract Value objective for 2008. As CEO, the component of Mr. Monahan’s incentive compensation that is based upon Financial objectives was, commensurately, below expectations. On components of his compensation related to Operational and Human Capital objectives, however, he achieved above-target performance, including two strategic acquisitions and significant additions to the senior management ranks of the Company. Taken together, this aggregate performance resulted in a bonus pay-out at 50% of both base compensation and target incentive compensation.

Ms. Liu, in her role as interim CFO, achieved at target performance on her objectives overall, and therefore received at-target pay-out of her incentive opportunity.

Ms. Jones met her objectives in the areas of Financial and Operational, and achieved significant over-performance in the Human Capital component of her overall objectives. Specifically, this over-performance was accomplished in the hiring, retention, and training of key revenue positions for the firm. Based upon the weight of these objectives (55%) as a percent of the total, when combined with at-target performance on her remaining objectives, she received 75% of her base compensation as incentive pay-out, as compared to a target of 50%.

Mr. Tobin underperformed on his Financial objectives, as well as on some components of both his Operational and Human Capital objectives. Taken together, this aggregate performance resulted in an incentive pay-out of 25% of Mr. Tobin’s base compensation, half of the 50% target.

Equity Participation

Our equity participation programs are designed to align executives’ financial interests with increasing shareholder value. Each equity program creates a direct linkage between executive wealth creation and shareholder gains. We do not currently have a formal policy regarding equity or other security ownership requirements for officers. Each member of our Board, however, must beneficially own at least 1,000 shares of our common stock. New directors have two years from the date they are first elected to the Board to be in compliance with this stock ownership requirement.

Share-Based Compensation

The use of share-based compensation has been a significant component of our overall compensation philosophy and is one that we plan to continue. Our philosophy is built on the principles that equity compensation should seek to align employees’ actions with shareholder interests; attract, retain, and motivate highly qualified executives; and, balance the focus on short- and longer-term performance objectives. We believe that we have been successful in achieving this alignment through the use of share-based compensation which, in 2008, included the use of SARs and RSUs.

A SAR is the right to receive, upon exercise of the SAR, the excess of the fair market value of the number of shares subject to the SAR on the date of exercise over the exercise price of a related SAR. A SAR provides value to employees only with an increase in stock price.

A RSU is a promise to deliver a share of common stock at a specific time in the future, subject to vesting requirements. The fair value of a RSU is determined by multiplying the number of RSUs by the price of our stock on the grant date (reduced by the present value of dividends expected to be paid over the vesting period). As the price of our stock fluctuates, so does the fair value of the RSU; this allows for employee and stockholder alignment with both increases and decreases in our stock price. RSUs also provide for more stable value than SARs; RSUs provide value to employees with both increases and decreases in our stock price.

The size and relative mix between SARs and RSUs of an annual share-based compensation award granted to an employee has been determined by his/her respective position and underlying responsibilities, recognizing the different levels of contribution to the achievement of performance goals. For the existing NEOs and other non-NEO executives, the ratio of SARs to RSUs generally has been one SAR for every .25 RSU granted. For new executives, the initial and second share-based compensation awards have generally been comprised solely of SARs. After two years, the relative mix of share-based incentive compensation has generally followed the guidelines for executives with a longer tenure.

The Company does not use a formula that ties the amount of equity awards to be granted to each NEO to the achievement of specific in-year performance goals. Rather, the Committee reviews an assortment of factors in determining the appropriate level of equity awards to be granted to NEOs, including comparative market data, individual contributions over time, the importance of retaining a particular individual, and an assessment of the individual’s relative equity position. The Committee utilizes the Watson Wyatt comparator group study in order to understand the total compensation, including equity compensation, earned by comparable executives in the Company’s peer group. The Committee’s goal is to generally maintain total compensation (including base, bonus, and long-term incentives) for its NEOs competitive with the 50th percentile when compared to peer group companies. The Watson Wyatt analysis prepared in February 2008 indicated that the 2008 equity grants awarded by the Committee would maintain an overall total compensation opportunity level that was generally competitive with the 50th percentile for the NEOs when compared with its peer group. Keeping the comparative market data in mind, the Committee reviewed and considered all of these factors for each NEO and, based on its experience and this review, approved the specific levels of equity awards for each NEO described in the “Grants of Plan-Based Awards in 2008” table. The Watson Wyatt analysis prepared in February 2009 demonstrated that the total compensation opportunity for the NEOs in 2008, including equity awards, was generally competitive with the 50th percentile of the peer group.

Our equity-based awards generally vest 25% per year beginning one year (RSUs are 13 months) from the date of grant. We believe that the combination of SARs and RSUs has been a powerful compensation tool. The SAR provides the holder with a strong performance-based reward since the value of the SAR depends upon an increase in our stock price from the price on the date of grant. With vesting over four years, a RSU provides the holder with a valuable award that may only be retained by the executive so long as the executive’s employment with the Company continues.

The overall funding levels are ultimately subject to the judgment and approval of the Committee to ensure appropriate alignment with the interests of our shareholders. For existing NEOs and other non-NEO executives, SARs and RSUs each have represented about 50% of long-term incentive value.

As a general rule, the Committee believes it is important to ensure that overall dilution from equity grants average approximately 3% annually. From this available pool, SAR and RSU awards have been granted each year based upon the competitive long-term incentive value for each executive’s position. Individual contribution to longer-term Company objectives, as well as potential to contribute further over time, is considered when determining eligibility to participate in annual grants and the amount awarded. The CEO recommends award grants for the NEOs, other executives, and senior managers to the Committee, which has final approval authority for these recommendations.

Additionally, when determining individual compensation actions for the CEO and other NEOs, the Committee considers the total compensation to be delivered to individual executives, and as such may exercise discretion in determining the portion allocated to annual versus long-term incentives. We believe that this “total compensation” approach provides the ability to balance compensation decisions between the short- and longer-term needs of the business. It also allows for the flexibility required to recognize differences in performance by providing differentiated compensation.

Annual Grants of Equity-Based Awards

Equity-based awards are granted on the last Wednesday of March each year, following the regularly-scheduled Committee meeting in February. Grants are determined during the same meeting at which the Committee determines all elements of the NEOs’ compensation for the year. This meeting date follows the issuance of the release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan, or practice to time annual grants to our executives in coordination with the release of material non-public information.

Approval of grants for any newly-hired or promoted executives during the course of the year occurs through a committee of management appointed by the Committee. For newly-hired or newly-promoted employees, grants are awarded on the 10th day, or first business day thereafter, of the month following the employment start or promotion date unless the employment start or promotion date occurs on the first business day of a given month, then the grant shall be awarded on the 10th day, or first business day thereafter, of the current month. All grants to NEOs are made by the Committee itself and not pursuant to delegated authority.

All equity-based awards made to our NEOs, or any of our other employees or directors, are currently made pursuant to our 2004 Stock Incentive Plan. All awards under our equity compensation plans are granted with an exercise price equal to the fair market value of our common stock on the date of the grant. Fair market value is determined to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan, or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of grants by using average prices or lowest prices of our common stock in a method preceding, surrounding, or following the grant date.

2009 Compensation Program

Allocation between annual cash compensation and long-term non-cash compensation

We believe that both cash compensation and non-cash compensation are appropriate mechanisms for driving executive performance in support of stockholder value. Cash compensation rewards annual (short-term) performance, while non-cash compensation is generally used to reinforce sustained performance over a longer period of time. The allocation between annual cash compensation and long-term equity compensation is based primarily on an evaluation of an executive’s overall role and contributions to the Company, taking into account competitive concerns regarding attracting and retaining superior talent, as opposed to a targeted allocation between annual and long-term compensation. We also consider certain internal factors that may cause it to target a particular element of an executive’s compensation for unique treatment. These internal factors may include the executive’s operating responsibilities, management level, and unique contribution for the time period in question. As a growth company, we have tried to build compelling three-and five-year wealth creation runs for all levels of the executive ranks, and ensure that the most leveraged talent in our model, including members of senior management and those with other specialized skills, are paid accordingly.

Additionally, as discussed in the “Non-Equity Incentive Compensation” section, the Committee has asked the Company to engage in the process, across a two-year timeframe (2008 and 2009), of shifting the total compensation mix towards a higher proportion of total cash, in order to ensure that the Company’s executive compensation program remains aligned with the structure of executive compensation plans for the peer-group companies. For 2009, the target bonus-payouts for the NEOs will be adjusted upward, so that at-target performance results in higher incentive compensation pay-outs, as compared to 2008. Specifically, while the CEO’s incentive target will remain at 110% of base salary, the remaining NEOs’ targets will increase from 50% of base salary to 75% of base salary. Furthermore, a specific proportion of each NEO’s total bonus opportunity will be linked directly to overall firm performance.

While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long-term compensation mix by level. In general, as base salary levels increase, more weight is placed on long-term compensation. In 2008, the allocation breakdown for the NEOs is as follows (based on the valuation methodology used and described in the Summary Compensation Table):

The CEO received 30% of total compensation in the form of cash compensation and the remaining 70% in non-cash compensation. All other NEOs received 30% to 94% of total compensation in the form of cash compensation and the remaining 6% to 70% in non-cash compensation.

Equity-based compensation

We have historically structured our annual long-term equity grants as a combination of SARs and RSUs. In 2009, however, the Committee made the decision to grant only RSUs to the NEOs. As of the date of this decision, the strike price of all of the outstanding SARs held by the NEOs was in excess of the fair value of our common stock. Equity ownership has been a core principle in our compensation program. The Committee believes that, in light of the current stock market volatility, the most effective way to promote equity ownership by the executives, reward them for solid operating performance and retain them during a tumultuous economic period was to award only RSUs as the vehicle for 2009 equity-based compensation.

Impact of Accounting and Tax Issues on Executive Compensation

In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. However, we do analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our compensation programs.

Additionally, we have addressed the impact of Section 162(m) of the Internal Revenue Code (the “Code”). The 2004 Stock Incentive Plan has been approved by stockholders; as a result, we believe that certain awards under this plan (options and SARs) are qualified for a performance-based deduction and are not subject to Section 162(m) of the Code. However, to maintain flexibility in compensating our key executives, it is not a stated policy that all compensation must be deductible.

Other Benefits

The NEOs participate in the same company-wide benefit plans designed for all of our full time U.S. employees. Additionally, we provide a limited number of company-sponsored insurance, retirement and other benefit plans to executives. We believe that it is more cost-effective to pay our executives a highly competitive salary, bonus and long-term incentive than maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans

The core insurance package includes health, dental, disability and basic group life insurance coverage generally available to all employees.

Retirement Plans

We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. In recognition of the 401(k) as a central element of our employees’ retirement planning process, we provide a discretionary contribution of 50% of an employee’s contribution up to a maximum of 6% of base salary.

Additionally, we provide an executive retiree medical benefit that allows executives to continue medical coverage upon retirement by assuming 100% of the premium costs associated with that coverage.

Deferred Compensation Plan

We provide a deferred compensation plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis.

Employees and Directors who elect to participate in the Plan may defer up to 100% of annual base salary; up to 100% of incentive compensation and other compensation, fees and retainers; and up to 100% of any RSUs awarded. In addition, we will make up any 401(k) match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. Participants in the Plan specify one or more benchmark fund(s) in which their deferrals will be invested.

We may also make discretionary contributions at any time based on individual or overall corporate performance, which may be subject to a different vesting schedule than elective deferrals. We did not make any contributions to the Plan in 2008.

Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many if not all of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Executive Perquisites and Other Compensation

Perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to our NEOs are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The costs to us associated with providing each of these perquisites to the NEOs was less than $10,000 in 2008.

The NEOs are eligible to participate in our company-wide personal medical, dental, life, disability insurance plans and other broad-based benefit plans. Under certain broad-based benefit plans, participants, including a NEO, may purchase higher levels of coverage.

We believe that providing these limited perquisites is appropriate. The Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our stockholders.

Employment Agreement with the CEO

We have entered into an employment agreement with CEO, which is described in more detail under the headings “Employment Agreements” and “Potential Payments upon Termination or Change in Control” in this Proxy Statement. The employment agreement with our CEO sets forth the material terms of his employment relationship and also provides for payments and other benefits if his employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason.”

The Company may terminate Mr. Monahan’s employment without cause at any time, including by non-extension of the term, in which event he will receive an amount equal to 200% of one year’s base salary, the prorated target annual incentive bonus for the year in which termination occurs, all the options and stock appreciation rights granted to him will vest and remain exercisable for a period of ninety days and all restricted stock units and other equity or deferred compensation will vest. The Company will also provide for two years following the date of termination the same welfare benefits that Mr. Monahan received immediately prior to his termination, at the same cost charged to executives. Mr. Monahan receives these same benefits if he voluntarily terminates his employment for good reason.

In the event of a change of control of the Company, Mr. Monahan may voluntarily terminate his employment upon thirty days written notice during the first year following the change of control. Upon such termination, Mr. Monahan will generally receive the same payments and benefits described in the preceding paragraph. Additionally, in the event that any compensation Mr. Monahan receives from the Company become subject to the excise tax on “golden parachute” payments, Mr. Monahan will be entitled to receive a gross-up payment on such amounts and on the gross-up payments themselves in an amount sufficient to put him in the same after-tax position that he would have been in had no excise tax been imposed on the payments.

In return for the post-termination arrangements described above, Mr. Monahan covenants not to compete or solicit our employees for two years. Severance is stopped if the executive violates these covenants during the period. This arrangement with Mr. Monahan is consistent with the agreement that was in place with his predecessor and, at 200% of base salary, the Company believes this arrangement is well within market practice for CEOs at comparable companies.

Change in Control Agreements

We have entered into change in control agreements with our CHRO and our interim CFO. In the event of a change in control of the Company, these agreements only provide benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the Company without cause or the executive terminates employment for “good reason” within 24 months after the date of the change in control. The severance benefits consist of 12 months of base pay plus a pro rata target bonus for the year of termination, payable over 12 months, and 12 months of health continuation coverage at active employee rates. The Committee believes that this arrangement is well within market practice for similarly situated executives and was an important part of the overall compensation program designed to retain these executives.

Agreement with the General Manager

We have entered into a severance agreement with our General Manager, Mr. Glenn Tobin. In connection with Mr. Tobin’s resignation on March 31, 2009, the Company agreed to pay Mr. Tobin the amounts that would have been payable under the severance agreement. In return for these benefits, Mr. Tobin entered into a one-year noncompetition agreement with the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board that the CD&A be included in the Proxy Statement and Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

COMPENSATION COMMITTEE MEMBERS

Daniel O. Leemon, Chair
Stephen M. Carter
David W. Kenny

Executive Compensation

Summary Compensation Table for 2008, 2007, and 2006

The following table summarizes the compensation earned by or awarded to our Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”), and our other executive officers (the “NEOs”):

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Stock Awards(1)	Awards(2)	Compensation	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Thomas L. Monahan III,	2008	622,500	710,203	1,522,325	315,000	7,050	3,177,078
Chief Executive Officer (PEO)	2007	595,932	553,257	1,647,388	150,000	8,043	2,954,620
	2006	550,000	272,493	1,572,756	275,000	29,189	2,699,438
Joyce Liu, Interim Chief	2008	237,917	7,244	16,082	137,500	4,901	403,644
Financial Officer (PFO)(6)
Timothy R. Yost, Former Chief	2008	278,598	200,120	461,364	—	6,930	947,012
Financial Officer (PFO)(4)	2007	402,730	159,137	688,276	75,000	8,199	1,333,342
	2006	375,000	82,933	896,145	80,000	2,488	1,436,566
Melody L. Jones,	2008	445,000	187,627	396,882	337,500	7,100	1,374,109
Chief Human Resources Officer(5)	2007	429,363	133,200	349,232	100,000	8,209	1,020,004
Glenn P. Tobin,	2008	475,000	255,526	745,450	120,000	7,200	1,603,176
General Manager(5)	2007	471,437	210,928	822,401	45,000	7,019	1,556,785

(1)	Amounts reflect the compensation cost for RSUs recognized in 2008, 2007, and 2006 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to these years, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the year ended December 31, 2008.

(2)	Amounts reflect the compensation cost for SARs and stock options recognized in 2008, 2007, and 2006 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to these years, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the year ended December 31, 2008.

(3)	Amounts reflect the value of other compensation items, including 401(k) matching contributions and Company payments for supplemental life insurance premiums. Perquisites and other personal benefits for NEOs were less than $10,000, except for Mr. Monahan, who was reimbursed in 2006 for legal fees incurred to negotiate his employment agreement.

(4)	Timothy R. Yost was our CFO from 2002 until his departure from the Company in September 2008.

(5)	Ms. Jones and Mr. Tobin became NEOs in March 2007.

(6)	Ms. Liu became a NEO in September 2008.

Employment Agreements.  Certain of the elements of compensation set forth in the Summary Compensation Table above and in the Grants of Plan-Based Awards table below reflect the terms of employment agreements between the Company and the following NEOs.

Thomas L. Monahan III.  The Company is party to an employment agreement with Mr. Monahan effective January 1, 2006, pursuant to which Mr. Monahan serves as the Company’s CEO. Under the employment agreement, Mr. Monahan is entitled to an annual salary of at least $550,000, which may be increased from time to time. The employment agreement provides that Mr. Monahan’s target annual bonus each year will be at least 110% of his base salary. Mr. Monahan is also entitled to participate in all benefit plans generally made available to similarly situated executive employees of the Company and such equity-based compensation that may be granted by the Board and/or the Compensation Committee from time to time.

Grants of Plan-Based Awards in 2008

The following table sets forth information regarding possible payments of non-equity incentive plan compensation in 2008 and grants of SARs and RSUs to the NEOs in 2008.

					All Other
				All Other	Option		Grant Date
		Estimated Possible		Stock	Awards:		Fair Value
		Payouts Under		Awards:	Number of	Exercise or	of Stock and
		Non-Equity Incentive		Number of	Securities	Base Price	Option
		Plan Awards(1)		Shares of	Underlying	of Option	Awards
	Grant	Target	Maximum	Stock or	Options	Awards	($)
Name	Date	($)	($)	Units (#)(2)	(#)(3)	($/Sh)	(4)

Thomas L. Monahan III(1)
Cash bonus		693,000	787,500	—	—	—	—
RSU grant	3/5/2008	—	—	14,375	—	—	525,981
SAR grant	3/5/2008	—	—	—	57,500	40.78	416,300
Joyce Liu
Cash bonus		137,500	275,000	—	—	—	—
RSU grant	9/10/2008	—	—	3,000	—	—	94,500
SAR grant	3/5/2008	—	—	—	5,000	40.78	36,200
Timothy R. Yost
Cash bonus		205,000	410,000	—	—	—	—
RSU grant	3/5/2008	—	—	3,750	—	—	137,213
SAR grant	3/5/2008	—	—	—	15,000	40.78	108,600
Melody L. Jones
Cash bonus		225,000	450,000	—	—	—	—
RSU grant	3/5/2008	—	—	5,000	—	—	182,950
SAR grant	3/5/2008	—	—	—	20,000	40.78	144,800
Glenn P. Tobin
Cash bonus		237,500	475,000	—	—	—	—
RSU grant	3/5/2008	—	—	3,125	—	—	114,344
SAR grant	3/5/2008	—	—	—	12,500	40.78	90,500

(1)	Amounts set forth in these columns represent the annual cash incentive compensation amounts that potentially could have been earned in 2008 for each of the NEOs, including Mr. Yost if he had been employed with the Company for the entire year, based upon the achievement of performance goals as previously described in “Non-Equity Incentive Compensation.” With the exception of Mr. Yost, the amounts of annual cash incentive compensation earned in 2008 by our NEOs have been determined and were paid in April 2009. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table. Mr. Yost’s employment with the Company concluded in September 2008 and he was not paid an annual bonus for 2008.

(2)	Stock awards consist of RSUs that vest over 4 years: 25% after 13 months from the grant date, 25% 11 months later, 25% 12 months later, and 25% 12 months later. The Company does not pay dividend equivalents on unvested RSUs.

(3)	Option awards consist of SARs that vest 25% per year beginning one year after the grant date.

(4)	The dollar values of stock and option awards disclosed in this column are equal to the grant date fair value computed in accordance with FAS 123(R), excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the year ended December 31, 2008.

Outstanding Equity Awards at December 31, 2008

The following table sets forth information regarding the number of shares of unexercised stock options and SARs and the number of shares and the value of unvested RSUs held by the NEOs at December 31, 2008.

		Option Awards				Stock Awards
		Number of					Market Value
		Securities	Number of			Number of	of Shares
		Underlying	Securities			Shares or Units	or Units of
		Unexercised	Underlying	Option		of Stock	Stock That
		Options	Unexercised	Exercise	Option	That Have	Have Not
		(#)	(#)	Price	Expiration	Not Vested	Vested(1)
Name		Exercisable	Unexercisable	($)	Date	(#)	($)

Thomas L. Monahan III		50,000	—	32.30	3/11/13
		65,000	—	45.10	3/16/11
	(2)	112,500	37,500	64.88	3/11/12
	(3)	28,750	28,750	97.56	3/14/13
	(4)	14,375	43,125	76.00	3/7/14
	(5)	—	57,500	40.78	3/5/15
	(6)					7,187	158,545
	(7)					10,781	237,829
	(8)					14,375	317,113
Joyce Liu	(9)	625	1,875	66.60	11/12/14
	(5)	—	5,000	40.78	3/5/15
	(10)					3,000	66,180
Timothy R. Yost	(11)	—	—	—	—	—	—
Melody L. Jones	(12)	26,250	8,750	89.70	12/30/12
	(3)	5,000	5,000	97.56	3/14/13
	(4)	5,000	15,000	76.00	3/7/14
	(5)	—	20,000	40.78	3/5/15
	(6)					1,250	27,575
	(7)					3,750	82,725
	(8)					5,000	110,300
Glenn P. Tobin		56,250	—	55.66	7/29/11
	(2)	37,500	12,500	64.88	3/11/12
	(3)	10,000	10,000	97.56	3/14/13
	(4)	6,250	18,750	76.00	3/7/14
	(5)	—	12,500	40.78	3/5/15
	(6)					2,500	55,150
	(7)					4,687	103,395
	(8)					3,125	68,938

(1)	Based on the closing market price of $22.06 on December 31, 2008.

(2)	Unexercisable stock options vest on March 11, 2009.

(3)	Unexercisable SARs vest in equal increments on March 14, 2009 and 2010.

(4)	Unexercisable SARs vest in equal increments on March 7, 2009, 2010 and 2011.

(5)	Unexercisable SARs vest in equal increments on March 5, 2009, 2010, 2011 and 2012.

(6)	Unexercisable RSUs vest in equal increments on March 14, 2009 and 2010.

(7)	Unexercisable RSUs vest in equal increments on March 7, 2009, 2010 and 2011.

(8)	Unexercisable RSUs vest in equal increments on May 1, 2009, March 5, 2010, 2011 and 2012.

(9)	Unexercisable SARs vest in equal increments on November 12, 2009, 2010 and 2011.

(10)	Unexercisable RSUs vest in equal increments on October 10, 2009, and September 10, 2010, 2011 and 2012.

(11)	A total of 109,999 option awards, with exercise prices between $45.10 and $97.56, and 8,749 stock awards were forfeited by Mr. Yost effective December 4, 2008, 90 days after his departure from the Company.

(12)	Unexercisable stock options vest on December 30, 2009.

Option Exercises and Stock Vested in 2008

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each NEO in 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(2)

Thomas L. Monahan III	—	—	7,188	287,340
Joyce Liu	—	—	—	—
Timothy R. Yost	18,437	99,005	2,032	80,968
Melody L. Jones	—	—	1,875	76,000
Glenn P. Tobin	—	—	2,813	112,974

(1)	Value realized is determined based upon the number of shares exercised multiplied by the difference between the strike price of the award(s) and the market price on the date of exercise.

(2)	Value realized represents the closing value of Company stock on the date of the vesting of the award.

(3)	The following individuals elected to defer the recognition of income upon vesting of certain stock awards by contributing such awards to the Company’s Deferred Compensation Plan: Mr. Monahan (7,188), Mr. Yost (2,032), and Mr. Tobin (2,813).

Nonqualified Deferred Compensation for 2008

Effective July 1, 2005, the Company implemented a Deferred Compensation Plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis. The Plan provides for deferred amounts to be credited with investment returns based upon investment options selected by participants from alternatives designated from time to time by the plan administrative committee. To preserve the tax-deferred status of the deferred compensation plan, the Internal Revenue Service requires that the available investment options be “deemed investments” meaning that the participant has no ownership interest in the fund selected; however, the funds are used to measure the gains and losses attributed to the participants account over time. The Plan also allows the Company to make discretionary contributions at any time based on individual or overall Company performance, which may be subject to a different vesting schedule than elective deferrals, and provides that the Company will make up any 401(k) plan match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. The Company has established a trust to hold assets utilized by the Company to pay benefits under the Plan. The Company did not make any contributions to the Plan in 2008. Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many, if not all of the companies with which we compete for executive talent, provide a similar plan to their senior employees. The following table sets forth information regarding executive contributions, earnings and account balances for NEOs participating in the Plan in 2008.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings	Withdrawals/	Balance
	Last FY	in Last FY	in Last FY(1)	Distributions	at Last FYE(2)
Name	($)	($)	($)	($)	($)

Thomas L. Monahan III	378,611	—	(441,041)	—	538,939
Joyce Liu	—	—	—	—	—
Timothy R. Yost	187,001	—	(144,381)	—	573,952
Melody L. Jones	—	—	—	—	—
Glenn P. Tobin	173,537	—	(148,264)	—	185,787

(1)	Amounts have not been reported as compensation in the 2008 Summary Compensation Table as the earnings do not represent preferential or above-market earnings.

(2)	The aggregate amount of executive contributions under the plan by Mr. Monahan is $1,000,299, by Mr. Yost is $668,779, and by Mr. Tobin is $346,495.

Potential Payments upon Termination of Employment or a Change of Control

The Company has entered into an employment agreement with Mr. Monahan. The Company also sponsors several equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under certain circumstances. The information below describes certain compensation that would be paid under plans and contractual arrangements in effect at December 31, 2008 to each of the NEOs in the event of a termination of such executive’s employment with the Company and/or change of control of the Company as of that date.

The amounts shown in the table below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the NEOs employment had terminated and/or a change in control had occurred on December 31, 2008, given the NEOs’ compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options and benefits available generally to salaried employees. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation table above.

The actual amounts that would be paid upon a NEO’s termination of employment or in connection with a change in control can be determined only at the time of any such event. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Thomas L. Monahan III Employment Agreement

The employment agreement with Mr. Monahan provides the following severance benefits in the event Mr. Monahan’s employment is terminated by the Company without “cause” or by Mr. Monahan for “good reason”: (i) a lump sum payment equal to two times Mr. Monahan’s then current annual base salary, (ii) a lump sum payment equal to a pro-rated portion of Mr. Monahan’s target annual bonus for the year of termination, (iii) full vesting acceleration with respect to all stock-based awards and deferred compensation held by him as of the date of termination (provided that such vesting acceleration for RSUs and deferred compensation shall be limited to those awards that would have vested within twelve months following termination if Mr. Monahan resigns for “good reason”) and (iv) continued health, life and disability insurance benefits (at the same cost to him as is charged to active employees) for a period of two years following Mr. Monahan’s termination of employment. In addition, the employment agreement with Mr. Monahan provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Internal Revenue Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement for the excise taxes. The employment agreement with Mr. Monahan also provides the following benefits in the event that Mr. Monahan’s employment is terminated by reason of his death or disability: (i) a lump sum payment equal to a pro-rated portion of Mr. Monahan’s target annual bonus for the year of termination and (ii) full vesting acceleration with respect to all stock-based awards held by the executive as of the date of termination.

For purposes of Mr. Monahan’s employment agreement:

•	the term “cause” means: a material act of fraud, theft or dishonesty against the Company, conviction for any felony, or willful non-performance of material duties not cured within sixty days after notice from the Company,

•	the term “good reason” means: a material reduction in Mr. Monahan’s responsibility and authority, a reduction in base salary or target annual incentive bonus opportunity, a requirement to relocate more than thirty-five miles, termination as CEO or a material breach of the employment agreement by the Company, and any resignation by Mr. Monahan within one year following a “change of control” will be considered a resignation for “good reason” for purposes of the severance provisions in the employment agreement, and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, approval by stockholders of a sale of a majority of the Company’s assets to a third party, or approval by stockholders of a complete liquidation or dissolution of the Company.

A non-competition agreement between the Company and Mr. Monahan provides that Mr. Monahan may not directly or indirectly compete with the Company for a period of three years after his termination of employment if he voluntarily resigns for any reason (including good reason) or is terminated by the Company for cause. In addition, if Mr. Monahan’s employment is terminated by the Company without cause, (i) he has agreed not to directly or indirectly compete with the Company for one year and (ii) the Company may require him not to compete for up to two additional one-year periods if the Company pays him 125% of his annual base salary at the time of termination for each additional one-year period. Mr. Monahan also agreed as part of his non-competition agreement with the Company not to disclose any of the Company’s confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit the Company’s employees for a period of three years after the termination of his employment with the Company for any reason.

Joyce Liu Employment Agreement

On August 19, 2008, the Company appointed Joyce Liu to serve as its interim CFO effective upon the departure of Mr. Yost. The Company agreed that it will not terminate Ms. Liu during the twelve months following her service as interim CFO and that if she leaves the Company more than six but less than twelve months after a new CFO is named, the Company will provide her six months’ salary as a retention bonus.

Glenn P. Tobin Severance Agreement

The severance agreement with Mr. Tobin provides the following severance benefits in the event Mr. Tobin’s employment is terminated by the Company without “cause”: (i) one year of continuation of Mr. Tobin’s base salary at the rate then in effect, payable in installments according to the Company’s payroll cycle and (ii) a prorated bonus for the calendar year in which the termination occurs pursuant to the terms of the bonus plan, based on the number of days Mr. Tobin was employed by the Company during that year. For purposes of Mr. Tobin’s severance agreement:

•	the term “cause” means: the commission of an act of fraud or theft against the Company, conviction for any felony, conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company, significant violation of any material Company policy, willful or repeated non-performance of material duties which is not cured within thirty days after written notice thereof to Mr. Tobin, or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of his duties which, if curable, is not cured within thirty days after notice from the Company.

A non-competition agreement between the Company and Mr. Tobin provides that Mr. Tobin may not directly or indirectly compete with the Company for a period of two years after his termination of employment if he voluntarily resigns or is terminated by the Company for cause. Mr. Tobin also agreed as part of his non-competition agreement with the Company not to disclose any of the Company’s confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit the Company’s employees for a period of two years after the termination of his employment with the Company for any reason.

Stock Option, Stock Appreciation Right and Restricted Stock Unit Awards

In addition to severance and other benefits described above, each of the NEOs holds outstanding awards granted pursuant to the Company’s stock incentive plans, which awards are subject to the Company’s standard terms and conditions applicable to such awards. These standard terms and conditions each provide for full vesting acceleration in the event that within one year following a “change of control” the award holder’s employment with the Company is terminated for any reason other than “cause” or voluntary resignation.

For purposes of the standard terms and conditions:

•	the term “cause” means: the commission of an act of fraud or theft against the Company, conviction for any felony, conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company, significant violation of any material Company policy, willful non-performance of material duties that is not cured after notice from the Company, or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of his duties which, if curable, is not cured within thirty days after notice from the Company, and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, approval by stockholders of a sale of a majority of the Company’s assets to a third party, or approval by stockholders of a complete liquidation or dissolution of the Company.

Potential Payments Upon Termination or Change of Control

The table below sets forth information regarding the estimated value of the potential payments to each of the NEOs, assuming the executive’s employment had terminated on December 31, 2008, and that a change of control of the Company also occurred on that date.

	Before Change of Control			After Change of Control
				Termination other
		Termination		than for Cause or
		Without	Termination For	Voluntary
Name/Benefit	Death/Disability	Cause	Good Reason	Resignation

Thomas L. Monahan III
Termination payment	$—	$1,260,000	$1,260,000	$1,260,000
Vesting of stock options and SARs(1)	—	—	—	—
Vesting of RSUs(2)	713,487	713,487	237,834	237,834
Health and welfare benefits	—	7,010	7,010	7,010
Excise tax and gross-up payment(3)	N/A	N/A	N/A	—
Joyce Liu
Termination payment(5)	—	—	—	275,000
Vesting of stock options and SARs(1)	—	—	—	—
Vesting of RSUs(2)	—	—	—	66,180
Timothy R. Yost(4)	$—	$—	$—	$—
Melody L. Jones
Termination payment(5)	—	—	—	450,000
Vesting of stock options and SARs(1)	$—	$—	$—	$—
Vesting of RSUs(2)	—	—	—	220,600
Glenn P. Tobin
Termination payment(5)	$—	$475,000	$—	$475,000
Vesting of stock options and SARs(1)	—	—	—	—
Vesting of RSUs(2)	—	—	—	227,483

(1)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on

December 31, 2008 ($22.06) and are based upon the difference between $22.06 and the exercise price of the stock options held by the NEO.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2008 ($22.06).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2003 through 2007. In addition, Mr. Monahan was assumed to be subject to the maximum federal income and other payroll taxes, aggregating to a net combined effective income tax rate of 43.5%.

(4)	Timothy R. Yost was our CFO from 2002 until his departure from the Company in September 2008.

(5)	Amount will include a pro-rated bonus for the calendar year in which the termination occurs pursuant to the terms of the bonus plan, based on the number of days employed by the Company during that year.

Other Matters

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Shareholders must be received by the Board of Directors for consideration for inclusion in the Proxy Statement relating to that meeting on or before December 31, 2009. Such proposals must also comply with SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of the Company’s Secretary, at the Company’s principal executive offices, 1919 North Lynn Street, Arlington, Virginia 22209.

In addition, stockholder proposals submitted for consideration at the 2010 Annual Meeting of Stockholders but not submitted for inclusion in our 2010 proxy statement pursuant to Rule 14a-8 must be submitted to the Company at our principal executive offices and must contain the information specified in our bylaws. To be timely, a stockholder proposal made pursuant to the provisions of our bylaws (other than a proposal made pursuant to Rule 14a-8) must be delivered to the Secretary at the principal executive offices of the Company: (A) in the case of an Annual Meeting of Stockholders, not less than 45 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders, except that if the date of the Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the previous year’s Annual Meeting of Stockholders, then to be timely a stockholder’s notice must be delivered to the Secretary not later than the close of business on the tenth day following the day on which a public announcement with respect to such meeting is first made by the Company. In addition, any such stockholder’s notice must otherwise satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal. For our 2010 Annual Meeting of Stockholders, unless we advance or delay the 2010 by more than the number of days specified in the bylaws (in which case the alternative deadlines set forth in the bylaws and summarized above will apply), we must receive stockholder proposals submitted pursuant to the provisions of our bylaws no earlier than March 3, 2010 and no later than April 27, 2010. If a stockholder proposal submitted pursuant to the provisions of our bylaws is received before March 3, 2010 or after April 27, 2010, it will be considered untimely and we will not be required to present it at the 2010 Annual Meeting of Stockholders.

Procedures governing stockholder recommendations of director nominees are discussed separately under “Consideration of Director Nominees.”

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at 571-303-4080 or by submitting a written request to Pamela J. Auerbach, Corporate Secretary, 1919 North Lynn Street, Arlington, VA, 22209. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

Our Board does not currently intend to bring any other business before the Meeting, and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

THE CORPORATE EXECUTIVE BOARD COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 11, 2009
     The undersigned hereby appoints Thomas L. Monahan III and Pamela J. Auerbach, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of The Corporate Executive Board Company, which will be held at our offices at 1919 North Lynn Street, Arlington, VA, 22209, on June 11, 2009, at 9:00 a.m. local time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters set forth on the reverse side of this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATE EXECUTIVE BOARD COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL NUMBER 2. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).
(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
THE CORPORATE EXECUTIVE BOARD COMPANY
June 11, 2009
☑ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

			FOR	WITHHOLD
			All nominees listed	Authority
			(except as indicated	to vote for all
			to the contrary)	nominees listed
1.	Election of Directors		☐
	Nominees:	Thomas L. Monahan III	☐	☐
		Gregor S. Bailar	☐	☐
		Stephen M. Carter	☐	☐
		Gordon J. Coburn	☐	☐
		Nancy J. Karch	☐	☐
		David W. Kenny	☐	☐
		Daniel O. Leemon	☐	☐
(Instructions: To withhold authority to vote for any named nominee(s), strike a line through the nominee’s name in the list above.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2009.	☐	☐	☐
Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy card in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Dated: , 2009.

Signature (if held jointly)	Dated: , 2009.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy card for a stockholder should give their full title. Please date the proxy card.